Exhibit 99.1

IFF Reports First Quarter 2017 Results

Achieved strong sales performance in Q1; Reconfirms full year 2017 financial guidance

NEW YORK--(BUSINESS WIRE)--May 8, 2017--International Flavors & Fragrances Inc. (NYSE: IFF) (Euronext Paris: IFF) reported financial results and strategic achievements for the first quarter ended March 31, 2017.

Q1 2017 Consolidated Summary: Change vs. Prior Year

	Reported (GAAP)			Adjusted (Non-GAAP)¹			Currency Neutral (Non-GAAP)¹
	Sales	Operating Profit	EPS	Sales	Operating Profit	EPS	Sales	Operating Profit	EPS
Consolidated	6%	(19)%	(1)%	6%	(2)%	5%	7%	3%	9%
Acquisition Impact	5%	3%	3%	5%	3%	3%	5%	3%	3%

¹ Schedules at the end of this release contain reconciliations of reported GAAP to non-GAAP metrics.

Management Commentary

“We are pleased to report that our first quarter sales growth was strong and in line with our expectations,” said IFF Chairman and CEO Andreas Fibig. “Sales performance was broad-based, driven by the contribution of our recent acquisitions and a strong performance in Flavors, where we achieved growth across all categories and regions.

“In terms of profit – excluding the impact of currency and items that affect comparability – the contribution from our recent acquisitions was strong, and supported overall profitability as we are ahead of our acquisition plan. In addition, we achieved a lower effective tax rate and reduced shares outstanding related to our share repurchased program, both which provided an additional benefit to EPS.”

Mr. Fibig continued, “As we look to the balance of the year, we are optimistic that we can achieve our previously stated annual financial guidance, on a currency neutral basis. By leveraging our competitive advantages, executing against our strategic plan, and fully realizing the benefits of our productivity program announced earlier this year, we believe we are well-positioned to continue to deliver long-term, sustainable shareholder value.”

First Quarter 2017 Consolidated Financial Highlights

  Reported net sales for the first quarter totaled $828.3 million, an increase of 6% from $783.3 million for the first quarter of 2016. Excluding the impact of foreign exchange, currency neutral sales increased 7% over the prior year, including approximately five percentage points related to our recent acquisitions.
  Reported operating profit for the first quarter was $137.4 million versus $169.9 million reported in 2016. Excluding the impact of foreign exchange and those items that affect comparability, currency neutral adjusted operating profit grew 3% as acquisitions, volume growth, and cost savings initiatives more than offset unfavorable price to input costs as well as unplanned expenses, including unfavorable manufacturing variances, bad debt, a product recall and a litigation loss.
  Reported earnings per share (EPS) for the first quarter was $1.45 per diluted share versus $1.47 per diluted share reported in 2016. Excluding the impact of foreign exchange and those items that affect comparability, currency neutral adjusted EPS improved 9%, benefiting from a more favorable year-over-year effective tax rate and lower year-over-year shares outstanding.

First Quarter 2017 Strategic Highlights

Innovating Firsts: strengthen position and drive differentiation in priority R&D platforms

  Sweetness and savory modulation portfolio sales improved strong double-digits
  Encapsulation-related sales continued strong growth in Personal Wash
  Launched & commercialized two new flavor molecules

Win Where We Compete: achieve market leadership position in key markets, categories & customers

  North America sales +14%, inclusive of our recent acquisitions
  IFF | Lucas Meyer Cosmetics won three beauty industry awards from CosmeticsDesign
  Growth achieved across both global and regional accounts, with regionals outpacing

Become Our Customers’ Partner of Choice: attain commercial excellence

  Extended business access through core list status with a multinational Flavors customer
  Received an innovation award from a top Flavors customer
  Launched 2016 Sustainability Report “Circular by Design”
  IFF-LMR Naturals Achieved 9th For Life Certification: Burgundy Blackcurrant Bud

Strengthen and Expand the Portfolio: pursue value creation through collaborations & acquisitions

  Purchased PowderPure in April 2017 – to further expand expertise and offerings for clean label solutions that satisfy consumer demands
  David Michael and Fragrance Resources acquisitions contributed approximately 5 percentage points of sales growth and 3 percentage points of operating profit growth in Q1 2017

First Quarter 2017 Segment Summary: Growth vs. Prior Year

	Reported (GAAP)		Currency Neutral (Non-GAAP)
	Sales	Segment Profit	Sales	Segment Profit
Fragrances:	3%	(8)%	3%	(6)%
Acquisition Impact	4%	0%	4%	0%

Flavors:	9%	7%	10%	12%
Acquisition Impact	6%	5%	6%	5%

Fragrances Business Unit

  On a reported basis, sales increased 3%, or $11.3 million, to $422.1 million. Currency neutral sales also improved 3% led by growth in Fine Fragrances, Fabric Care and Fragrance Ingredients.
  Fine Fragrances improved 10% on a reported basis and on a currency neutral basis, inclusive of additional sales related to the acquisition of Fragrance Resources. Three of the four regions achieved strong growth with the exception of Latin America, which experienced abnormally high volume erosion due to weak economic conditions.
  Consumer Fragrances increased 1% on a reported and 2% on a currency neutral basis, principally driven by the additional sales related to the acquisition of Fragrance Resources and low single-digit growth in Fabric Care.
  Fragrance Ingredients grew 1% on a reported basis and 2% on a currency neutral basis, as double-digit growth in EAME and Latin America was offset by softness in North America and Greater Asia.
  Fragrances segment profit decreased 8% on a reported basis and 6% on a currency neutral basis, as volume growth and the benefits from productivity initiatives were more than offset by unfavorable price to input costs, as well as several unplanned expenses.

Flavors Business Unit

  On a reported basis, sales increased 9%, or $33.7 million, to $406.2 million, while currency neutral sales grew 10% with broad-based organic growth across all regions, as well as the contribution of sales related to the David Michael acquisition.
  EAME was flat on a reported basis and increased 6% on a currency neutral basis, led by high-single-digit increases in Western Europe and Central, Southern and Eastern Europe.
  North America grew 27% reflecting additional sales related to the acquisition of David Michael, as well as strong double-digit growth in Dairy and Savory in the organic business.
  Latin America increased 9% on a reported and 7% on a currency neutral basis, led by double-digit growth in Mexico and Andean Pact and mid-single-digit growth in South Cone.
  Greater Asia increased 2% on a reported and 3% on a currency neutral basis, led by strong double-digit growth in India, Thailand and the Philippines.
  Flavors segment profit grew 7% on a reported basis and 12% on a currency neutral basis, led by volume growth, the benefits from productivity initiatives and the contribution of the David Michael acquisition.

FY 2017 Financial Guidance: Percent Change vs. Prior Year

The Company’s full year 2017 guidance:

	Currency Neutral	FX Impact[1]	Adjusted[2]

Sales	7.5% - 8.5%	~(1.5)%	6.0% - 7.0%
Operating Profit	5.5% - 6.5%	~(2.5)%	3.0% - 4.0%
EPS	6.5% - 7.5%	~(3.0)%	3.5% - 4.5%

1 See Use of Non-GAAP Financial Measures
2 Excludes items impacting comparability

A copy of the Company’s Annual Report on Form 10-Q will be available on its website at www.iff.com or at sec.gov by May 10, 2017.

Audio Webcast

A live webcast to discuss the Company’s first quarter financial results will be held on May 9, 2017, at 10:00 a.m. EDT. Investors may access the webcast and accompanying slide presentation on the Company's IR website at ir.iff.com. For those unable to listen to the live webcast, a recorded version will be made available on the Company's website approximately one hour after the event and will remain available on IFF’s website for one year.

Cautionary Statement Under The Private Securities Litigation Reform Act of 1995

This press release includes “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995, including statements regarding our outlook for fiscal year 2017, the expected impact of and benefits from productivity initiatives long-term and the impact of our actions on long-term value creation for our customers and shareholders. These forward-looking statements are qualified in their entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K filed with the Commission on February 28, 2017. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. With respect to the Company’s expectations regarding these statements, such factors include, but are not limited to: (1) macroeconomic trends affecting the emerging markets; (2) the Company’s ability to implement and adapt its Vision 2020 strategy; (3) the Company’s ability to successfully identify and complete acquisitions in line with its Vision 2020 strategy, and to realize the anticipated benefits of those acquisitions; (4) the Company’s ability to realize the benefits of its productivity initiatives and other optimization activities, (5) the Company’s ability to effectively compete in its market, and to successfully develop new and competitive products that appeal to its customers and consumers; (6) changes in consumer preferences and demand for the Company’s products or a decline in consumer confidence and spending; (7) the Company’s ability to benefit from its investments and expansion in emerging markets; (8) the impact of currency fluctuations or devaluations in the principal foreign markets in which it operates, including the devaluation of the Euro; (9) the economic and political risks associated with the Company’s international operations, including challenging economic conditions in China and Latin America; (10) the impact of any failure of the Company’s key information technology systems or a breach of information security; (11) the Company’s ability to attract and retain talented employees; (12) the Company’s ability to comply with, and the costs associated with compliance with U.S. and foreign environmental protection laws; (13) volatility and increases in the price of raw materials, energy and transportation; (14) price realization in a rising input cost environment (15) fluctuations in the quality and availability of raw materials; (16) the impact of a disruption in the Company’s supply chain or its relationship with its suppliers; (17) the impact of customer claims or product recalls; (18) any adverse impact on the availability, effectiveness and cost of the Company’s hedging and risk management strategies; (19) the Company’s ability to successfully manage its working capital and inventory balances; (20) uncertainties regarding the outcome of, or funding requirements related to litigation or settlement of pending litigation uncertain tax positions or other contingencies; (21) the effect of legal and regulatory developments, as well as restrictions or costs that may be imposed on the Company or its operations by U.S. and foreign governments; (22) adverse changes in federal, state, local and international tax legislation or policies, including with respect to transfer pricing and state aid, and adverse results of tax audits, assessments, or disputes; and (23) changes in market conditions or governmental regulations relating to our pension and postretirement obligations. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on the Company’s business. Accordingly, the Company undertakes no obligation to publicly revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Use of Non-GAAP Financial Measures

We provide in this press release (1) Currency Neutral Sales, (2) Adjusted Operating Profit and Currency Neutral Adjusted Operating Profit and (3) Adjusted EPS and Currency Neutral Adjusted EPS, which exclude restructuring costs and other significant items such as legal charges/credits, gain on sale of assets, operational improvement initiatives, acquisition related costs, integration-related costs, CTA realization (often referred to as “Items Impacting Comparability”) and, with respect to the currency neutral items, the impact of foreign currency movements, that are of a non-operational nature. We provide these metrics as we believe that they are useful in providing period to period comparisons of the results of our operational performance. When we provide our expectations for our currency neutral metrics in our full year 2017 guidance, we estimate the anticipated FX impact by comparing prior year results to the prior year results restated at exchange rates in effect for the current year based on the currency of the underlying transaction. When we provide our expectations for our Adjusted Operating Profit and our Adjusted EPS in our full year 2017 guidance, the closest corresponding GAAP measures (expected reported Operating Profit and EPS) and a reconciliation of the differences between the non-GAAP expectation and the corresponding GAAP measure generally are not available without unreasonable effort due to inherent difficulty of forecasting the timing and amount of reconciling items that would be excluded from the GAAP measure in the relevant future period and the relevant tax impact of such reconciling items on EPS. The variability of the excluded items may have a significant, and potentially unpredictable, impact on our future GAAP results. Currency Neutral Sales, Adjusted Operating Profit, Currency Neutral Adjusted Operating Profit, Adjusted EPS and Currency Neutral Adjusted EPS should not be considered in isolation or as substitutes for analysis of the Company’s results under GAAP and may not be comparable to other companies’ calculation of such metrics.

Meet IFF

International Flavors & Fragrances Inc. (NYSE:IFF) (Euronext Paris: IFF) is a leading innovator of sensorial experiences that move the world. At the heart of our company, we are fueled by a sense of discovery, constantly asking “what if?”. That passion for exploration drives us to co-create unique products that consumers taste, smell, or feel in fine fragrances and beauty, detergents and household goods, as well as beloved foods and beverages. Our 7,300 team members globally take advantage of leading consumer insights, research and development, creative expertise, and customer intimacy to develop differentiated offerings for consumer products. Learn more at www.iff.com, Twitter , Facebook, Instagram, and LinkedIn.

International Flavors & Fragrances Inc. Consolidated Income Statement (Amounts in thousands except per share data) (Unaudited)

	Three Months Ended March 31,
	2017	2016	% Change

Net sales	$828,293	$783,312	6%
Cost of goods sold	463,627	423,103	10%
Gross profit	364,666	360,209	1%
Research and development expenses	69,711	63,385	10%
Selling and administrative expenses	140,330	123,543	14%
Amortization of acquisition-related intangibles	7,066	6,061	17%
Restructuring and other charges, net	10,143	—	100%
Gain on sales of fixed assets	(21)	(2,713)	(99)%
Operating profit	137,437	169,933	(19)%
Interest expense	12,807	12,478	3%
Other (income) expense, net	(13,857)	2,559	(642)%
Income before taxes	138,487	154,896	(11)%
Taxes on income	22,723	36,293	(37)%
Net income	$115,764	$118,603	(2)%

Earnings per share - basic	$1.46	$1.48
Earnings per share - diluted	$1.45	$1.47

Average shares outstanding
Basic	79,098	79,666
Diluted	79,409	80,055

International Flavors & Fragrances Inc. Condensed Consolidated Balance Sheet (Amounts in thousands) (Unaudited)

	March 31,	December 31,
	2017	2016
Cash and cash equivalents	$300,067	$323,992
Receivables	637,521	550,658
Inventories	604,251	592,017
Other current assets	169,594	142,347
Total current assets	1,711,433	1,609,014

Property, plant and equipment, net	791,920	775,716
Goodwill and other intangibles, net	1,510,683	1,365,906
Other assets	238,223	266,348
Total assets	$4,252,259	$4,016,984

Bank borrowings and overdrafts, commercial paper and current portion
of long-term debt	$365,669	$258,516
Other current liabilities	620,155	639,781
Total current liabilities	985,824	898,297

Long-term debt	1,186,417	1,066,855
Non-current liabilities	448,501	420,698

Shareholders' equity	1,631,517	1,631,134
Total liabilities and shareholders' equity	$4,252,259	$4,016,984

International Flavors & Fragrances Inc. Consolidated Statement of Cash Flows (Amounts in thousands) (Unaudited)

	Three Months Ended March 31,
	2017	2016
Cash flows from operating activities:
Net income	$115,764	$118,603
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	26,802	26,697
Deferred income taxes	(3,766)	4,193
Gain on disposal of assets	(21)	(2,713)
Stock-based compensation	5,819	5,930
Pension contributions	(25,263)	(7,410)
Foreign currency gain on liquidation of entity	(12,214)	—
Changes in assets and liabilities, net of acquisitions:
Trade receivables	(60,858)	(60,655)
Inventories	(109)	3,256
Accounts payable	(1,978)	(29,375)
Accruals for incentive compensation	(23,485)	(11,598)
Other current payables and accrued expenses	(7,286)	10,456
Other assets	29,016	2,178
Other liabilities	(20,720)	(19,619)
Net cash provided by operating activities	21,701	39,943

Cash flows from investing activities:
Cash paid for acquisitions, net of cash received	(138,093)	—
Additions to property, plant and equipment	(26,662)	(22,512)
Maturity of net investment hedges	1,948	—
Proceeds from disposal of assets	619	1,366
Net cash used in investing activities	(162,188)	(21,146)

Cash flows from financing activities:
Cash dividends paid to shareholders	(50,677)	(44,826)
Increase (decrease) in revolving credit facility borrowings and overdrafts	97,275	(124,602)
Increase in commercial paper	107,441	—
Deferred financing costs	—	(4,796)
Proceeds from issuance of long-term debt	—	555,559
Gain (Loss) on pre-issuance hedges	300	(3,244)
Proceeds from issuance of stock under stock plans	—	163
Employee withholding taxes paid	(3,000)	(7,296)
Purchase of treasury stock	(37,612)	(40,007)
Net cash provided by financing activities	113,727	330,951
Effect of exchange rates changes on cash and cash equivalents	2,835	(2,859)
Net change in cash and cash equivalents	(23,925)	346,889
Cash and cash equivalents at beginning of year	323,992	181,988
Cash and cash equivalents at end of period	$300,067	$528,877

International Flavors & Fragrances Inc. Business Unit Performance (Amounts in thousands) (Unaudited)

	Three Months Ended March 31,
	2017	2016
Net Sales
Flavors	$406,164	$372,508
Fragrances	422,129	410,804
Consolidated	828,293	783,312

Segment Profit
Flavors	98,010	91,813
Fragrances	81,700	89,237
Global Expenses	(16,200)	(13,870)
Restructuring and other charges, net	(10,143)	(101)
Acquisition and related costs	(8,788)	(1,037)
Operational improvement initiative costs	(621)	(268)
Legal (charges) credits	—	1,446
Gain on sales of assets	21	2,713
Tax assessment	(5,350)	—
Integration-related costs	(1,192)	—
Operating profit	137,437	169,933

Interest Expense	(12,807)	(12,478)
Other income (expense), net	13,857	(2,559)
Income before taxes	$138,487	$154,896

Operating Margin
Flavors	24.1%	24.6%
Fragrances	19.4%	21.7%
Consolidated	16.6%	21.7%

International Flavors & Fragrances Inc. Sales Performance by Region and Category (Unaudited)

		First Quarter 2017 vs. 2016
		Percentage Change in Sales by Region of Destination
		Fine	Consumer Fragrances	Ingredients	Total Frag.	Flavors	Total

North America	Reported	7%	4%	-10%	1%	27%	14%

EAME	Reported	21%	5%	11%	11%	0%	7%
	Currency Neutral	24%	8%	13%	14%	6%	11%

Latin America	Reported	-14%	-8%	16%	-8%	9%	-2%
	Currency Neutral	-21%	-9%	16%	-10%	7%	-4%

Greater Asia	Reported	14%	3%	-12%	1%	2%	2%
	Currency Neutral	15%	4%	-12%	2%	3%	2%

Total	Reported	10%	1%	1%	3%	9%	6%
	Currency Neutral	10%	2%	2%	3%	10%	7%

Currency neutral growth is calculated by translating prior year sales at the exchange rates used for the corresponding 2017 period.

International Flavors & Fragrances Inc. GAAP to Non-GAAP Reconciliation Foreign Exchange Impact (Unaudited)

Q1 Consolidated	Sales	Operating Profit	EPS
% Change - Reported (GAAP)	6%	-19%	-1%
Items Impacting Comparability	0%	17%	7%*
% Change - Adjusted (Non-GAAP)	6%	-2%	5%
Currency Impact	1%	5%	4%
% Change - Currency Neutral (Adjusted)	7%	3%	9%

Q1 Flavors	Sales	Segment Profit
% Change - Reported (GAAP)	9%	7%
Currency Impact	2%*	5%
% Change - Currency Neutral	10%	12%

Q1 Fragrances	Sales	Segment Profit
% Change - Reported (GAAP)	3%	-8%
Currency Impact	1%*	2%
% Change - Currency Neutral	3%	-6%

*Item does not foot due to rounding

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
(Amounts in thousands)
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

	First Quarter 2017
	Reconciliation of Non-GAAP Metrics

	Reconciliation of Gross Profit
	Reported (GAAP)	Operational Improvement Initiative Costs (a)	Acquisition and Related Costs (b)	Integration related costs (c)	Adjusted (Non-GAAP)
Gross profit	$364,666	621	5,301	88	$370,676

	Reconciliation of Selling and Administrative Expenses
	Reported (GAAP)	Acquisition and Related Costs (b)	Integration related costs (c)	Tax Assessment (d)	Adjusted (Non-GAAP)
Selling and administrative expenses	$140,330	(3,487)	(943)	(5,350)	$130,550

	Reconciliation of Operating Profit
	Reported (GAAP)	Restructuring and Other Charges (e)	Operational Improvement Initiative Costs (a)	Acquisition Related Costs (b)	Gain on Sale of Asset (f)	Integration related costs (c)	Tax Assessment (d)	Adjusted (Non-GAAP)
Operating profit	$137,437	10,143	621	8,788	(21)	1,192	5,350	$163,510

	Reconciliation of Net Income
	Reported (GAAP)	Restructuring and Other Charges (e)	Operational Improvement Initiative Costs (a)	Acquisition Related Costs (b)	Gain on Sale of Asset (f)	Integration related costs (c)	Tax Assessment (d)	CTA Realization (g)	Adjusted (Non-GAAP)
Income before taxes	$138,487	10,143	621	8,788	(21)	1,191	5,350	(12,214)	$152,345
Taxes on income (h)	$22,723	2,967	155	3,138	(7)	362	1,892	—	$31,230
Net income	$115,764	7,176	466	5,650	(14)	829	3,458	(12,214)	$121,115
Diluted EPS	$1.45	0.09	0.01	0.07	—	0.01	0.04	(0.15)	$1.52
(a)	Represents accelerated depreciation and idle labor costs in Hangzhou, China.
(b)	Represents the amortization of inventory "step-up" related to the acquisitions of David Michael and Fragrance Resources, included in Cost of goods sold and transaction costs related to the acquisitions of David Michael, Fragrance Resources and PowderPure, included in Selling and administrative expenses.
(c)	Represents costs related to the integration of the David Michael and Fragrance Resources acquisitions.
(d)	Represents the reserve for payment of a tax assessment related to commercial rent for prior periods.
(e)	Represents severance costs related to the 2017 Productivity Program.
(f)	Represents gains on sale of assets primarily in Latin America.
(g)	Represents the release of CTA related to the liquidation of a foreign entity.
(h)	The income tax expense (benefit) on non-GAAP adjustments is computed in accordance with ASC 740 using the same methodology as the GAAP provision of income taxes. Income tax effects of non-GAAP adjustments are calculated based on the applicable statutory tax rate for each jurisdiction in which such charges were incurred, except for those items which are non-taxable for which the tax expense (benefit) was calculated at 0%. For the first quarter of 2017, these non-GAAP adjustments were not subject to foreign tax credits or valuation allowances, but to the extent that such factors are applicable to any future non-GAAP adjustments we will take such factors into consideration in calculating the tax expense (benefit).
The Company tracks the amount of amortization recorded on recent acquisitions in order to monitor its progress with respect to its Vision 2020 goals. The following amounts were recorded with respect to recent acquisitions: $1.3M related to Fragrance Resources, $0.6M related to David Michael, $1.9M related to Lucas Meyer and $1.6M related to Ottens Flavors

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
(Amounts in thousands)
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

	First Quarter 2016
	Reconciliation of Non-GAAP Metrics

	Reconciliation of Gross Profit
	Reported (GAAP)	Restructuring and Other Charges (a)	Operational Improvement Initiative Costs (b)	Acquisition and Related Costs (c)	Adjusted (Non-GAAP)
Gross profit	$360,209	101	268	889	$361,467

	Reconciliation of Selling and Administrative Expenses
	Reported (GAAP)	Acquisition and Related Costs (c)	Legal Charges/Credits (d)	Adjusted (Non-GAAP)
Selling and administrative expenses	$123,543	(148)	1,446	$124,841

	Reconciliation of Operating Profit
	Reported (GAAP)	Restructuring and Other Charges (a)	Operational Improvement Initiative Costs (b)	Acquisition Related Costs (c)	Legal Charges/Credits (d)	Gain on Sale of Asset (e)	Adjusted (Non-GAAP)
Operating profit	$169,933	101	268	1,037	(1,446)	(2,713)	$167,180

	Reconciliation of Net Income
	Reported (GAAP)	Restructuring and Other Charges (a)	Operational Improvement Initiative Costs (b)	Acquisition Related Costs (c)	Legal Charges/Credits (d)	Gain on Sale of Asset (e)	Adjusted (Non-GAAP)
Income before taxes	$154,896	101	268	1,037	(1,446)	(2,713)	$152,143
Taxes on income (f)	$36,293	19	67	367	(402)	(572)	$35,772
Net income	$118,603	82	201	670	(1,044)	(2,141)	$116,371
Diluted EPS	$1.47	—	—	0.01	(0.01)	(0.03)	$1.45 *
(a)	Accelerated depreciation related to restructuring activities.
(b)	Accelerated depreciation in Hangzhou, China.
(c)	Expense related to the amortization of inventory step-up, included in Cost of goods sold, and additional transaction costs related to the acquisition of Lucas Meyer, included in Selling and administrative expenses.
(d)	Amounts received related to the Spanish capital tax settlement.
(e)	Principally related to gain on sale of property in Europe.
(f)	The income tax expense (benefit) on non-GAAP adjustments is computed in accordance with ASC 740 using the same methodology as the GAAP provision of income taxes. Income tax effects of non-GAAP adjustments are calculated based on the applicable statutory tax rate for each jurisdiction in which such charges were incurred. For the first quarter of 2016, these non-GAAP adjustments were not subject to foreign tax credits or valuation allowances, but to the extent that such factors are applicable to any future non-GAAP adjustments we will take such factors into consideration in calculating the tax expense (benefit).
The Company tracks the amount of amortization recorded on recent acquisitions in order to monitor its progress with respect to its Vision 2020 goals. The following amounts were recorded with respect to recent acquisitions: $2.6M related to Lucas Meyer and $1.6M related to Ottens Flavors.
*This item does not foot due to rounding

International Flavors & Fragrances Inc.
521 West 57th Street
New York, NY 10019

T +212.765.5500
F +212.708.7132
iff.com

CONTACT:
International Flavors & Fragrances Inc.
Michael DeVeau, 212-708-7164
VP, Global Corporate Communications & Investor Relations
Michael.DeVeau@iff.com